Exhibit 99.1

                                    NEWS RELEASE

Contact:	Mickey Foster Vice President Corporate and Investor Relations (732) 933-5140

FOR IMMEDIATE RELEASE

MILLENNIUM CHEMICALS TO SELL $100 MILLION OF SENIOR NOTES
PRICED TO YIELD 7.13%

Red Bank, New Jersey, April 23, 2003 -- Millennium Chemicals (NYSE-MCH) (“Millennium”) announced today that its subsidiary, Millennium America, will sell $100 million additional principal amount of its 9.25% senior notes priced at a premium to yield 7.13% in a private placement offering announced earlier this week. The notes will mature June 15, 2008 and are guaranteed by Millennium. The net proceeds from the sale of the notes will be used to repay a portion of the outstanding borrowings under Millennium’s credit facilities and for general corporate purposes. The sale of the notes is expected to close on April 25, 2003.

The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

The aforementioned statements relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings. In addition, the information presented here is intended to be accurate as of this date. Forward-looking information is intended to reflect the opinions as of this date; and, such information will not necessarily be updated by the Company.

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